Exhibit 4.59

Equity Transfer Agreement

This Equity Transfer Agreement (this “Agreement”) is entered into in Beijing, the People’s Republic of China (the “PRC”) on July 8, 2015 by and between:

(1)	Beijing Autohome Information Technology Co., Ltd. (“Party A”), a limited liability company duly incorporated and validly existing under the PRC laws, with its address at Room 1011-1015 Block B, 3 Dan Leng Street, Haidian District, Beijing, and its legal representative being Li Xiang; and

(2)	Qin Zhi (“Party B”), with its residence located at 452 Door 4, 31 Yuetan Street (S) C, Xicheng District, Beijing, and ID No.: ***.

(each a “Party,” and both the “Parties”).

WHEREAS

A.	Beijing Shengtuo Hongyuan Information Technology Co., Ltd. (the “Company”), a limited liability company duly incorporated and validly existing under the PRC Laws (as defined below), with a registered capital of RMB10 million.

B.	As of the date first above written herein, Party A holds 100% equity interests of the Company.

C.	Party A intends to transfer to Party B 50% of its equity interests in the Company (the “Equity”) in accordance with the following terms and conditions (the “Equity Transfer”).

In consideration of the above, the Parties hereby agree as follows:

Article 1     Definitions and Interpretation

1.1	Definitions

Unless otherwise specified, the following terms herein shall have the following meanings:

Affiliate	with respect to any Party, means any third party that controls, is controlled by or under common control with, directly or indirectly, such Party; “control” (including “controlled” and “common control”) means direct or indirect power to direct or cause the direction of the management or decision-making, whether realized through holding of securities, partnership or other owner’s equity, or by contract or otherwise.

PRC Laws	all currently effective PRC laws and regulations, including laws, regulations; resolutions, decisions, decrees, orders of the government authorities and other documents having legislative, administrative or judicial nature.

Related Documents	all documents executed under the PRC Laws for consummation of the Equity Transfer, including without limitation applications, authorizations, written consents and Board resolutions.

1.2	Interpretation

The headings used herein are for reference only and shall not affect the meaning or interpretation of any provision hereof. Any term or exhibit mentioned herein refers to the specific term or exhibit hereof. Words in plural forms include the singular form and vice versa. Unless otherwise specified, any day, month or year mentioned herein shall refer to a calendar day, month and year, and any reference to business day shall mean any date the PRC commercial banks are open for business. Words importing masculine gender shall include feminine gender, and vice versa.

Article 2     Equity Transfer

2.1	Equity Transfer

2.1.1	Party A shall sell to Party B, and Party B shall purchase from Party A, 50% of Party A’s equity interests in the Company.

2.1.2	Party A acknowledges and agrees to provide all assistance necessary for obtaining the approval from the approval authority in connection with the Equity Transfer, including without limitation procuring the Company’s directors to sign on all the documents necessary for relevant filings and applications.

2.2	Purchase Price

2.2.1	The purchase price payable by Party B to Party A for the Equity shall be RMB five million (RMB5,000,000);

2.2.2	Party B shall bear any bank charges relating to the payment of the purchase price, and Party A shall bear all taxes and other fees relating to the Equity Transfer.

Article 3     Representations and Warranties

3.1	Mutual Representations and Warranties

Each Party represents and warrants that as of the date of the Equity Transfer:

3.1.1	it has all necessary rights and authority to sign, deliver and perform this Agreement and all other Related Documents to which it is a party;

3.1.2	the execution, delivery and performance of this Agreement and any Related Document to which it is party will not conflict, contravene or violate its constitutional documents or any contract, agreement, understanding or other legal arrangement, law or regulation it shall comply with; and

3.1.3	in connection with the execution, delivery and performance of this Agreement and any Related Document to which it is a party, it has obtained necessary consents, approvals or authorizations from, or made representations, filings or registrations to, any government or other person.

3.2	Representations and Warranties of Party A

Party A further represents and warrants to Party B that as of the date of the Equity Transfer:

3.2.1	there is no pledge or other encumbrance on the Equity;

3.2.2	the Equity Transfer is not restricted due to the Company’s violation of any PRC Law for reasons attributable to Party A;

3.2.3	there is no pending litigation, third party claim, order or investigation initiated against the Company by any third party, court, government authority or arbitration body for reasons attributable to Party A;

3.2.4	the Equity Transfer is not subject to any agreement relating to any other entity owned or formerly owned by the Company, any of the Company’s Affiliates, Party A or individual shareholders of Party A;

3.2.5	prior to the execution of this Agreement, Party A has caused the directors and/or persons it appoints to the Board of the Company to sign Related Documents; and

3.2.6	at the execution of this Agreement, Party A will issue a dismissal letter to the directors and/or persons it appoints to the Board of the Company.

Article 4     Effective Date and Termination

4.1	Effective Date

This Agreement shall become effective as of the date when the registration authority issues the Company’s amended approval certificate confirming that the Equity Transfer has been approved.

4.2	Termination

Either Party may decide, at its own discretion, to cancel this Agreement with immediate effect by sending a written notice to the other Party within 120 days upon the execution hereof.

Article 5     Default

5.1	Event of Default

Any one or more of the following events shall constitute a breach hereof:

5.1.1	either Party substantially breaches the provisions hereof, or fails to perform its obligations hereunder in any material respect, and fails to correct such breach or non-performance within 10 days after receipt of a written notice from the other Party requiring such correction; and

5.1.2	any representation or warranty of either Party hereunder is proved to be fake or misleading.

5.2	Loss Compensation

Either Party who violates this Agreement shall compensate the other Party for all losses incurred as a result of such violation, excluding the indirect losses.

5.3	Continued Performance

After the occurrence of an default hereunder, if the non-defaulting Party requires continued performance of this Agreement, the defaulting Party shall continue to perform this agreement, regardless of whether an indemnity exists in connection with such default or whether such indemnity has been paid.

Article 6     General

6.1	Confidentiality

Each Party agrees to keep in strict confidence and not to disclose to any third party any information relating to the negotiations of the Equity Transfer and other related information a Party deems confidential and discloses to the other during the negotiations of this Agreement, including without limitation the information relating to either Party’s business and intellectual property.

6.2	Language and Counterparts

This Agreement is made in 2 counterparts, one for each Party, and the rest shall be submitted to approval authority and registration authority for approval.

6.3	Notices

All notices and correspondences between the Parties shall be made in written form and in Chinese language, to be delivered to the proper addresses listed as follows by facsimile, personal delivery (including express courier service) or registered mail:

If to Party A:

Beijing Autohome Information Technology Co., Ltd.

Address:         10F Block B, 3 Dan Leng Street, Haidian District, Beijing

Tel:                 010-59857001

Fax:                 010-59857004

Attention:         Li Xiang

If to Party B:

Qin Zhi

Address:         10F Block B, 3 Dan Leng Street, Haidian District, Beijing

Tel:                 010-59857002

Fax:                 010-59857387

Attention         Qin Zhi

The notices or correspondences shall be deemed served at the following time:

6.3.1	if by fax, at the time shown on the transmission record, except that if such fax is sent after 5 pm or on a non-business day in the recipient’s place, the delivery date shall be the immediately following business day;

6.3.2	if by personal delivery (including express courier service), on the date when the recipient signs for acceptance; if the recipient refuses to sign, then on the last delivery date specified on the delivery proof or the date when the delivery is refused, whichever is later; or

6.3.3	if by registered mail, on the 7th day after the postal office issues the receipt.

6.4	Governing Law and Dispute Resolution

6.4.1	The formation, validity, interpretation, execution and resolution of disputes hereunder shall be governed by the PRC Laws.

6.4.2	In case of any dispute in connection with this Agreement, both Parties shall first try to resolve such dispute through amicable negotiations or mediation. If such dispute fails to be resolved as aforementioned within 30 days after the negotiation begins, either Party may submit such dispute to China International Economic and Trade Arbitration Commission for resolution by arbitration.

6.5	Waiver

Either Party’s failure or delay in exercising any of its rights hereunder shall not jeopardize such right or constitute a waiver of such rights, nor shall it constitute an acquiesce in breach of any of its representations, warranties, covenants and agreement.

6.6	Amendment

Any amendment or other revisions hereto must be executed by the authorized representatives of the Parties hereto.

6.7	Assignment

Neither Party may assign its rights and/or obligations hereunder without prior written consent of the other Party.

6.8	Severability

Subject to Article 6.4 hereof, to the extent any provision hereof is subject to any dispute or is adjudicated as invalid or unenforceable by a competent court, arbitration body or government authority, the remaining parts of this Agreement shall remain fully valid and enforceable.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties on the date first above written.

Party A: Beijing Autohome Information Technology Co., Ltd. (official seal: /s/ Beijing Autohome Information Technology Co., Ltd.)	Party B:
/s/ Li Xiang	/s/ Qin Zhi
Legal Representative: Li Xiang Date: July 8, 2015	Qin Zhi Date: July 8, 2015